EXHIBIT 4.6
                              SETTLEMENT AGREEMENT

     This Settlement Agreement made as of February ____, 1999 by and between NATIONAL BOSTON MEDICAL, INC., a Nevada corporation, with offices at 43 Taunton Green, 3rd Floor, Taunton, Massachusetts 02780 ("NBM") and JAMES MCINERNEY AND AUCKLAND TRUST CO. LIMITED AS TRUSTEE FOR FIRST PACIFIC MASTER SUPERANNUATION FUND (collectively referred to herein as "MCINERNEY").

     In exchange for the consideration described herein as well as other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following:

A. NBM shall pay MCINERNEY and MCINERNEY shall accept the following payments from NBM as full and final payment of all sums due MCINERNEY by NBM with no additional interest accruing thereon:

                     1.        $50,000 March 1, 1999
                     2.        $75,000 April 1, 1999
                     3.        $75,000 May 1, 1999
                     4.        $70,000 May 31, 1999
                     With no penalty for prepayment of any sum due herein.

B. MCINERNEY shall execute a General Release of all claims in favor of NBM upon payment of all sums listed above.

C. Upon initial payment of $50,000 by NBM to MCINERNEY, and receipt of same by MCINERNEY, MCINERNEY shall immediately cause any and all attachment of NBM assets or accounts to be lifted.

D. Also upon receipt of initial payment of $50,000 by NBM to MCINERNEY, MCINERNEY shall immediately cause the Ex Parte Motion for Injunction Ordering that Monies Received by the Defendant be Placed in Escrow (the "Motion") to be re- scheduled for April 2, 1999 or as soon thereafter as is practical. Upon timely payment of the amount due April 1, 1999 ($75,000), MCINERNEY shall immediately cause the Motion to be re-scheduled for May 3, 1999 or as soon thereafter as is practical. Upon timely payment of the amount due May 1, 1999 ($75,000), MCINERNEY shall immediately cause the Motion to be re-scheduled for June 1, 1999 or as soon thereafter as is practical. Upon timely payment of the amount due May 31, 1999 ($70,000), MCINERNEY shall immediately cause the Motion to be withdrawn in its entirety, and the cause of action filed by MCINERNEY against NBM to be dismissed with prejudice.

E.   NBM to provide  unaudited  financial  statements  of NBM to MCINERNEY  upon
     execution  by  MCINERNEY  of  a  confidentiality/non-disclosure   statement
     acceptable


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     to NBM  and  contemporaneous  to  the  execution  of  this  Agreement.  The confidentiality/non-disclosure statement shall provide that NBM's financial statements will not be disclosed by MCINERNEY to any 3rd party, but also that MCINERNEY shall be able to rely upon them and utilize them only for purposes of this litigation.

     Should the foregoing terms meet with your approval, please acknowledge such by affixing your name hereto.


NATIONAL BOSTON MEDICAL, INC.                          JAMES MCINERNEY


By: /s/ Daniel Hoyng                           By:     /s/ James McInery
   -------------------------------               -----------------------------
    Daniel Hoyng, co-CEO/Chairman                     James McInerney


    AUCKLAND TRUST CO. LIMITED AS
    TRUSTEE FOR FIRST PACIFIC MASTER
    SUPERANNUATION FUND


    By:  /s/ KG Whitney
      -------------------------
        KG Whitney, Director